                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is made and entered into as of December 6, 2001 by and among WORLDQUEST NETWORKS, INC., a Texas corporation ("PARENT"), WQN MERCURY INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("SUB"), and WQN MERCURY SUB INC., a Delaware corporation and a wholly-owned subsidiary of Sub ("MERGER SUB"), and BUYINDIAONLINE.COM INC., a Delaware corporation (the "COMPANY"), ZUCKERMAN & ASSOCIATES LLC and KALIBER SECURITIES (BVI) LTD. (individually a "SELECT STOCKHOLDER" and collectively, the "SELECT STOCKHOLDERS").

                                    RECITALS

      A. The respective Boards of Directors of each of Parent, Sub, Merger Sub and the Company believe it is advisable and beneficial to each company and its respective shareholders for Merger Sub to merge with and into the Company (the "MERGER") upon the terms and subject to the conditions of this Agreement, and in furtherance thereof, have approved the Merger.

      B. Parent, Sub, Merger Sub, the Company and the Select Stockholders desire to make certain representations, warranties, and covenants in connection with the Merger.

         NOW, THEREFORE, in consideration of the premises, mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

      1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("DGCL"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Sub. The surviving corporation after the Merger is sometimes referred to hereinafter as the "SURVIVING CORPORATION."

      1.2 Effective Time. The closing of the Merger (the "CLOSING") will take place on December 6, 2001 at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, TX 75201, unless another time and/or place is mutually agreed upon by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the "CLOSING DATE." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "CERTIFICATE OF MERGER") with the Secretary of State of Delaware, in accordance with the applicable provisions of DGCL (the time of acceptance by the Secretary of State of



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Delaware of such filing, or such later time as may be specified in the
Certificate of Merger, shall be referred to herein as the "EFFECTIVE TIME").

      1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all the, rights, title and interests of the Company and Merger Sub shall vest in the Surviving Corporation, and all liabilities and obligations of the Company and Merger Sub shall become the liabilities and obligations of the Surviving Corporation.

      1.4 Certificate of Incorporation and Bylaws of Surviving Corporation. From and after the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth on Exhibit A attached hereto. From and after the Effective Time, the bylaws of the Surviving Corporation shall be as set forth on Exhibit B attached hereto.

      1.5 Directors and Officers. From and after the Effective Time, the directors of the Surviving Corporation shall be the directors set forth on Exhibit C, and the officers of the Surviving Corporation shall be the officers set forth on Exhibit D, with each to serve as such until such person's respective successor is duly elected and qualified for such office, or until such person's earlier death, resignation or removal.

      1.6 Effect of Merger on the Capital Stock of the Constituent Corporations.

            (a) Conversion of Company Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any Company Common Stock (as hereinafter defined), or capital stock of Merger Sub, each issued and outstanding share of Company Common Stock, other than the Dissenting Shares, upon the terms and subject to the conditions set forth below and throughout this Agreement, will be canceled and extinguished and be converted automatically into the right to receive (subject to the other provisions of this Agreement, including without limitation the provisions of
Section 1.6(d) providing for a holdback of an amount equal to 15% of the amounts otherwise receivable by the stockholders to secure the indemnification obligations of the Company and the Select Stockholders hereunder) an amount in cash, without interest thereon, obtained by dividing (i) Two Hundred Seventy-Five Thousand Dollars ($275,000.00) less the sum of the Purchase Price Deductions, by (ii) the total number of shares of Company Common Stock issued and outstanding as of the Effective Date (such amount of cash, the "MERGER CONSIDERATION").

            (b) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

            (c) Treasury Stock of Company. Each share of the Company's capital stock, if any, held in the Company's treasury immediately prior to the Effective Time shall be canceled and retired and cease to exist, without any conversion thereof.


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

            (d) Notwithstanding anything else in this Agreement, the parties hereto agree that an amount equal to 15% of the amounts otherwise receivable on the Closing Date by the stockholders of the Company (the "HOLDBACK AMOUNT") shall be retained by the Surviving Corporation to secure the joint and several indemnification obligations of the Company and the Select Stockholders hereunder. Such Holdback Amount will be subject to the provisions of Section 7.2(c).

            (e) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a person (a "Dissenting Stockholder") who has neither voted in favor of the Merger nor consented in writing thereto and who otherwise complies with all the applicable provisions of the DGCL concerning the right of holders of the Company Common Stock to require appraisal of their shares ("Dissenting Shares") shall not be converted as described in Section 1.6(a) hereof but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his shares of Company Common Stock shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.6(a). The Company shall give Parent
(i) prompt notice of any demands for appraisal of shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

      1.7 Surrender of Certificates.

            (a) Exchange Procedure. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of the Company Common Stock (the "STOCK CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Stock Certificates shall pass, only upon delivery of the Stock Certificates to the Surviving Corporation and shall be in a form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Stock Certificate for cancellation to the Surviving Corporation or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Surviving Corporation, the holder of such Stock Certificate shall be entitled to receive in exchange therefor, and the Surviving Corporation shall pay the Merger Consideration for each share of Company Common Stock formerly evidenced by such Stock Certificate, and such Stock Certificate shall thereupon be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Stock Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment to the holder of a Stock Certificate that it be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder thereof or shall have established to the satisfaction of the Surviving Corporation that such taxes are not applicable. Until surrendered as contemplated by this Section 1.7, each Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Stock Certificate shall have been converted pursuant to Section 1.6 hereof. No interest will be paid or will accrue on the cash payable upon the surrender of any Stock Certificate.

            (b) No Liability. Notwithstanding anything to the contrary in this
Section 1.7 hereof, neither the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      1.8 No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in respect of the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof, shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time.

      1.9 Lost, Stolen or Destroyed Certificates. In the event any Stock Certificates shall have been lost, stolen or destroyed, the Company shall pay in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment thereof, require the owner of record of such lost, stolen or destroyed certificates to deliver an affidavit of lost certificate and an indemnity in form and substance acceptable to Parent against any claim that may be made against Parent with respect to the certificates alleged to have been lost, stolen or destroyed.

      1.10 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Company Common Stock" shall mean shares of $1.00 par common stock of the Company.

            "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation.

            "Company Material Adverse Effect" shall mean, for purposes of this Agreement, any change, event or effect that is, or would reasonably be expected to be, materially adverse to the business, operations, assets (including intangible assets), condition (financial or otherwise), results of operations or prospects of the Company.

            "Employee" shall mean any current or former or retired employee, consultant or director of the Company or any ERISA Affiliate.

            "Employment Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any ERISA Affiliate and any Employee.

            "Environmental Law" shall mean any Law or regulation and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution, public or employee health or safety, or protection of the environment, natural resources or workplace, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, as in effect as of the date hereof.

            "Environmental Permit" shall mean any permit, approval, identification number, license, registration, franchise, order, approval or other authorization required to be obtained by the Company under any applicable Environmental Law.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

            "Governmental Authority" shall mean any federal, state, local or foreign government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities or tribunals.

            "Hazardous Material" shall mean (i) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or lead or (ii) any chemical, compound, material, substance or waste regulated pursuant to any applicable Environmental Law.

            "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

            "Purchase Price Deductions" are all out-of-pocket expenses of the Company, including legal, accounting and other professional fees, paid or payable by the Company for services rendered on or prior to the Closing Date in connection with the Merger.

            "Technology" shall mean any or all of the following: (i) works of authorship (including, without limitation, computer programs, source code and executable code, whether


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

embodied in software, firmware or otherwise), documentation, designs, files, net lists, records, data and mask works; and (ii) inventions, improvements and discoveries (whether or not patentable).

      1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub and Merger Sub, and the officers and directors of each of the Company, Parent, Sub and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

      The Company and each of the Select Stockholders, jointly and severally, hereby represent and warrant to Parent, Sub and Merger Sub (for the benefit of any Indemnified Party, as defined in Section 7.2 below) as set forth in this
Article II, subject only to such exceptions as are specifically disclosed in the Schedules attached hereto. Except for Sections 2.1, 2.2(a) and 2.5, for purposes of this Article II, for all other purposes, references to the Company shall be deemed to also apply to any subsidiary of the Company.

      2.1 Organization of the Company; No Subsidiaries or Other Equity
Interests.

            (a) Except as set forth on Schedule 2.1, the Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Company has the corporate power to own, lease and operate its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which it conducts business, or in which the nature of the business or the operation, ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not have a Company Material Adverse Effect. The Company has heretofore delivered to Parent true, complete, and correct copies of its certificate of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any names other than buyindiaonline.com, Cliks2India.com, Cash2India.com and variations thereon.

            (b) The Company does not now and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any entity. The Company is not obligated to make any future investment in or capital contribution to any entity. The Company has not guaranteed and is not responsible or liable for any obligation of any third party.


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

      2.2 Company Capital Structure.

            (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which 7,622,541 shares are issued and outstanding as of the date hereof. All outstanding shares of Company Common Stock were duly authorized, validly issued, fully paid and are non-assessable and not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of the Company, and were issued free of any similar rights under any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with federal and state securities laws. There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock. The Company has no other capital stock authorized, issued or outstanding and no shares of capital stock are held by the Company in its treasury. The Company has not issued any bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of the Company may vote ("VOTING DEBT").

            (b) The Company does not currently maintain any stock option plan or other plan providing for equity compensation of any person, and all options or securities previously issued under any such plan or agreement have been exchanged for Common Stock of the Company. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock or Voting Debt of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

            (c) There are no outstanding or authorized stock appreciation, phantom stock, restricted stock, profit participation, or other similar rights with respect to the Company.

            (d) Schedule 2.2(d) sets forth the record and beneficial ownership of all shares of capital stock of the Company. There are no shareholder agreements, voting trusts, proxies or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock or Voting Debt of the Company.

      2.3 Authority.

            (a) The Company has all requisite corporate power and authority to enter into this Agreement and any additional agreements contemplated hereby to which it is a party (the "RELATED AGREEMENTS") and to consummate the transactions contemplated hereby and thereby. The Company's Board of Directors has (i) approved the Merger, this Agreement and the Related Agreements, (ii) declared the Merger, this Agreement and the Related Agreements to be advisable and in the best interests of its stockholders, and (iii) recommended that its stockholders vote for the approval and adoption of the Merger, this Agreement and the Related Agreements. The Merger, this Agreement, the Related Agreements and the transactions contemplated hereby and thereby have been duly and validly approved by majority written consent of the stockholders of the Company in accordance with the DGCL and the Company's certificate of incorporation and bylaws. The execution and delivery of this Agreement and any Related Agreements and the


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

consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required to authorize this Agreement, any Related Agreements and the transactions contemplated hereby and thereby. This Agreement and the Related Agreements have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

      2.4 No Conflict; Compliance with Laws. The execution and delivery by the Company of this Agreement and any Related Agreement, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit, result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or otherwise result in a detriment to the Company (any such event, a "CONFLICT") under (i) any provision of the articles of incorporation or bylaws of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license to which the Company, any Select Stockholder, or any of their properties or assets (including intangible assets), are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, any Select Shareholder, or any of their properties (tangible and intangible) or assets. Except as referred to on Schedule 2.4, the Company has complied with all Laws and Court Orders applicable to the Company. The Company has not received any written notice relating to violations or alleged violations or defaults under any applicable Law or Court Order.

      2.5 Consents. Except as set forth on Schedule 2.5, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with or permit from any court, governmental, regulatory or administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a "GOVERNMENTAL ENTITY") or any third party, including a party to any agreement with the Company or any Shareholder (so as not to trigger any Conflict), is required by or with respect to the Company or any Shareholder in connection with the execution and delivery of this Agreement and any Related Agreement or the consummation of the transactions contemplated hereby and thereby.

      2.6 Company Financial Statements. Attached as Schedule 2.6 are the following financial statements (collectively, the "COMPANY FINANCIAL STATEMENTS"):

            (a) the audited balance sheet of the Company as of February 29, 2000, and the related audited statement of operations and deficit accumulated during the development stage, audited statement of stockholders' equity, and audited statement of cash flows of the Company from August 12, 1999 to February 29, 2000;

            (b) the unaudited balance sheet of the Company as of February 28, 2001, and the related unaudited income statement and unaudited statement of cash flows of the Company for the year ended February 28, 2001;

            (c) the unaudited balance sheet of the Company as of August 31, 2001 (the "UNAUDITED MID-YEAR BALANCE SHEET"), and the related unaudited income statement and unaudited statement of cash flows of the Company for the six months ended August 31, 2001;

            (d) the unaudited balance sheet of the Company as of September 30, 2001, and the related unaudited profit and loss statement dated September 30, 2001; and

            (e) the unaudited balance sheet of the Company as of October 31, 2001, and the related unaudited profit and loss statement dated October 31, 2001.

      The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of income and have been prepared on a consistent basis throughout the periods covered thereby.

      2.7 No Undisclosed Liabilities. The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, except for liabilities reflected in the Company Financial Statements or liabilities incurred in the ordinary course of business since August 31, 2001 in accordance with past practice.

      2.8 No Changes. Since August 1, 2000, to the knowledge of the Company and the Select Shareholders, after reasonable inquiry thereto, there has not been, occurred or arisen any:

            (a) amendments or changes to the articles of incorporation of the Company;

            (b) amendments or changes to the bylaws of the Company;

            (c) destruction of, material damage to or loss of any material assets, material business or material customer of the Company (whether or not covered by insurance);

            (d) claim of wrongful discharge or other unlawful labor practice;

            (e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

            (f) change in any material election in respect of Taxes (as defined below), adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

            (g) except as set forth on Schedule 2.8(g), declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Common Stock, or any split, combination or reclassification in respect of any shares of

Company Common Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Common Stock;

            (h) except as set forth on Schedule 2.8(h), entering into of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets (including intangible assets) are bound or permitted any termination, extension, amendment or modification the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets are bound;

            (i) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

            (j) waiver or release of any material right or claim of the Company;

            (k) receipt by the Company of notice of any claim of ownership by any person other than the Company of the Company intellectual property or alleging infringement by the Company of any other person's intellectual property;

            (l) issuance or sale, or contract to issue or sell, by the Company of any shares of Company Common Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Common Stock, or any securities, warrants, options or rights to purchase any of the foregoing;

            (m) sale or licenses of any Company intellectual property or entering into of any agreement with respect to the Company intellectual property with any person or entity; purchase or licenses of any intellectual property or entering into of any agreement with respect to the intellectual property of any person or entity; or agreement with respect to the development of any intellectual property with a third party;

            (n) agreement or modification to any agreement pursuant to which any other party was granted marketing, distribution or similar rights of any type or scope with respect to any products or technology of the Company;

            (o) except as set forth on Schedule 2.8(o), Company Material Adverse Effect; or

            (p) agreement by the Company or any officer or employee on behalf of the Company to do any of the things described in the preceding clauses (a) through (o) of this Section 2.8 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

      2.9 Tax Matters.

            (a) Definition of Taxes. For the purposes of this Agreement, the term "TAX" or, collectively, "TAXES" shall mean (i) any and all federal, state, local and foreign taxes and other assessments, governmental charges, duties, impositions and liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.9(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.9(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

            (b) Tax Returns and Audits.

                  (i) Except as set forth on Schedule 2.9, the Company has timely filed all required federal, state, local and foreign returns, estimates, information statements and reports or extensions regarding the same ("RETURNS") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

                  (ii) Except as set forth on Schedule 2.9, as of the Effective Time, the Company (A) will have paid all Taxes it is required to pay with respect to workers and all other third parties, will have withheld with respect to its employees and contract workers all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld, and (B) will have accrued on the Unaudited Mid-Year Balance Sheet all unpaid Taxes attributable to the periods preceding the date of the Unaudited Mid-Year Balance Sheet and will not have incurred any liability for Taxes for the period commencing on the date of the Unaudited Mid-Year Balance Sheet and ending immediately prior to the Effective Time, other than in the ordinary course of business.

                  (iii) Except as set forth on Schedule 2.9, the Company has not been materially delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver remains in effect.

                  (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

                  (v) Except as set forth on Schedule 2.9, the Company has no liabilities for unpaid Taxes which have not been accrued or reserved on the Unaudited Mid-Year Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Unaudited Mid-Year Balance Sheet other than in the ordinary course of business.

                  (vi) The Company has made available to Parent or its legal counsel, copies of all foreign, federal, state and local income and all state and local sales and use Returns for the Company filed for all periods since its inception.

                  (vii) There are (and immediately following the Effective Time there will be) no material liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "LIENS") on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

                  (viii) The Company (i) has never been a member of an affiliated group filing a consolidated federal income Tax Return, (ii) has never been a party to any Tax sharing or Tax allocation agreement, arrangement or understanding and does not owe any amount under any such agreement, other than this Agreement, (iii) is not liable for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, and
(iv) has never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for income Tax purposes.

                  (ix) No adjustment relating to any Return filed by the Company has been proposed in writing or, to the knowledge of the Company, informally by any Tax authority to the Company or any representative thereof.

      2.10 Absence of Restrictions on Business Activities. There is nothing to which the Company is a party or otherwise binding upon the Company which has the effect of prohibiting or impairing any business practice of the Company or limiting the freedom of the Company to engage in any line of business or to compete with any person.

      2.11 Title of Properties; Absence of Liens and Encumbrances.

            (a) Owned Real Property. The Company does not own, and has never owned, any real property in fee simple.

            (b) Leased Real Property. The Company does not have any real property leases either as lessor or lessee.

            (c) Personal Property. The Company has good and valid title to, or, in the case of leased personal properties and assets, valid leasehold interests in, all of the tangible and intangible personal properties and assets (including Company intellectual property) used or held for use in its business, free and clear of any Liens, except (i) Liens for Taxes not yet due and payable, and (ii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby.

      2.12 Intellectual Property.

            (a) Schedule 2.12(a) lists all registered intellectual property rights owned in whole or in part by, filed in the name of, or applied for, by the Company (the "COMPANY REGISTERED INTELLECTUAL PROPERTY RIGHTS"). Each item of Company Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights. Except as set forth on Schedule 2.12(a), there are no actions that must be taken by the Company within one hundred eighty (180) days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights.

            (b) Except as set forth on Schedule 2.12(b), each item of Company intellectual property is owned by the Company free and clear of any Liens, encumbrances, or other ownership interests of any third party. Except as set forth on Schedule 2.12(b) and except for non-exclusive licenses granted to end-user customers in the ordinary course of business, the Company is the exclusive owner or exclusive licensee of all Company intellectual property. Without limiting the foregoing: (i) the Company is the exclusive owner of all trademarks used in connection with the operation or conduct of the business of the Company, including the sale, licensing, distribution or provision of any Company products; (ii) the Company owns exclusively, and has good title to, all copyrights that are Company products or which the Company otherwise purports to own; and (iii) to the extent that any patents would otherwise be infringed by any Company products, such patents constitute Company intellectual property.

            (c) All Company intellectual property will be fully transferable, alienable, improveable, licensable or otherwise exploitable by the Purchaser without restriction and without payment of any kind to any third party. Such rights are non-terminable and not subject to revocation.

            (d) With the exception of "shrink-wrap" or similar widely-available commercial end-user licenses, all Technology used in or necessary to the conduct of Company's business as presently conducted or currently contemplated to be conducted by the Company was created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including intellectual property rights therein, to the Company and no third party owns or has any rights to any of the Company intellectual property.

            (e) The Company has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or intellectual property right that is or was Company intellectual property, to any other person.

            (f) There are no contracts, licenses or agreements between the Company and any other person with respect to Company intellectual property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder. Neither the Company, nor to the knowledge of the Company, any third party, is in breach of or default under such contracts, licenses, or agreements or contracts, licenses, or agreements concerning third party intellectual property rights licensed to Company.

            (g) The operation of the business of the Company as it has been conducted, currently is conducted or is contemplated to be conducted by the Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of Company products does not and will not and will not when conducted by Purchaser in substantially the same manner following the Closing, infringe or misappropriate any intellectual property right of any person, violate any right of any person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received written notice, and since June 1, 2001, has not received notice from any person claiming that such operation or any act of the Company infringes or misappropriates any intellectual property right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor). The Company has no knowledge of any patents, patent applications, inventions, or Technology that would reasonably be expected to have material adverse effect on the Company intellectual property, the manufacture, sale, license, or marketing of the Company products, or the business of the Company.

            (h) To the knowledge of the Company, no person is infringing or misappropriating any Company intellectual property right.

      2.13 Agreements, Contracts and Commitments. Set forth on Schedule 2.13 is a list or description of each contract, agreement and commitment of any nature whatsoever to which the Company is a party, including a designation of those which are necessary for the operation of the Company (each, a "COMPANY CONTRACT" and collectively the "COMPANY CONTRACTS"):

      The Company has provided Parent with true and executed copies of each Company Contract, including all amendments thereto. Each Company Contract is in full force and effect. Neither the Company nor, to the Company's knowledge, any other party to a Company Contract, is in breach, violation or default under, and the Company has not received notice (written or otherwise) that it has breached, violated or defaulted under, any of the material terms or conditions of any Company Contract in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek damages.

      2.14 Governmental Authorization. Each consent, license, permit, grant or other authorization from any Governmental Authority (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or
(ii) which is required for the operation of the Company's business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, "COMPANY AUTHORIZATIONS") has been issued or granted to the Company. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

      2.15 Litigation. There is no action, suit, claim, demand or proceeding of any nature pending, or to the knowledge of the Company threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors in their capacity as such or relating to their employment services or relations with the Company, nor, to the Company's knowledge, is there any reasonable basis therefor. There is no investigation or other proceeding pending, or to the knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible) or any of their officers or directors by or before any Governmental Entity, nor, to the Company's knowledge, is there any reasonable basis therefor. To the Company's knowledge, no Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as presently contemplated to be conducted.

      2.16 Minute Books. The minutes of the Company made available to counsel for Parent are the only minutes of the Company and contain complete summaries of all meetings of the Board of Directors (or committees thereof) of the Company and its stockholders or actions by written consent since the time of incorporation of the Company.

      2.17 Environmental Matters. The Company has complied in all material respects with all applicable Environmental Laws and obtained and complied in all material respects with all necessary Environmental Permits.

      2.18 Employee Benefit Plan and Compensation.

            (a) The Company does not have any Employee Benefit Plans or Employment Agreements. The Company has never maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code. The Company does not have any trusts or loans related to any employee or employment matter.

            (b) Employment Matters. The Company has no employees and has had no employees since May 10, 2001. Up to and including the Closing Date, the Company:
(i) was in compliance with all applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees, including all withholding, reporting and record keeping requirements; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

      2.19 Insurance. The Company maintains the insurance policies and fidelity bonds listed on Schedule 2.19. No claims are pending under any such policy or bonds and all premiums due and payable have been paid. The Company has no knowledge of threatened termination of, or premium increase with respect to, any of such policies, other than increases resulting from growth of the Company.

      2.20 Compliance with Laws. Except as set forth on Schedule 2.20, the Company has complied in all material respects with and is not in violation of any foreign, federal, state or local statute, law or regulation. The Company has not received any notices of violation with respect to any such statute, law or regulation.

      2.21 Representations Complete. None of the representations or warranties made by the Company (as modified by the Company Disclosure Schedule) or the Select Stockholders in this Agreement, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF THE SELECT STOCKHOLDERS

      The Select Stockholders, jointly and severally, hereby represent and warrant to Parent, Sub and Merger Sub (for the benefit of any Indemnified Party, as defined in Section 7.2 below):

      3.1 Organization; Power and Authority. The Select Stockholders are each corporations or limited liability companies duly organized, validly existing and in good standing under the laws of the respective jurisdictions in which they are organized. Each Select Stockholder has all requisite corporate power and authority to enter into this Agreement and any additional agreements contemplated hereby to which such Select Stockholder is a party and to consummate the transactions contemplated hereby and thereby.

      3.2 Authorizations. The execution and delivery of this Agreement and any additional agreements contemplated hereby to which such Select Stockholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each Select Stockholder, and no further action is required by either Select Stockholder to authorize this Agreement and any additional agreements contemplated hereby to which such Select Stockholder is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each Select Stockholder and constitutes a valid and binding obligation of each Select Stockholder enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

      3.3 Shares Owned by the Select Stockholders. Certificate CPS-1, representing 1,943,748 shares of Company Common Stock, owned by Zuckerman and certificate CPS-2, representing 1,943,748 shares of Company Common Stock, owned by Kaliber, together represent all of the issued and outstanding Company capital stock owned by Zuckerman, Kaliber or any of their respective affiliates.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

      4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (the "PRE-CLOSING PERIOD"), the Company agrees, except to the extent that Parent shall otherwise consent in writing, to carry on the Company's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use its reasonable best efforts consistent with past practice and policies to preserve intact the Company's present business organizations, and preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any material event involving the Company.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

      5.1 Filings and Consents. As promptly as practicable after the date of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable judgment, order, decree, statute, law, ordinance, rule, regulation, contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period. Parent and Sub shall cause the Company to provide to current stockholders of the Company all necessary notices, required by the DGCL, of the transactions contemplated by this Agreement and take such other actions as may be required by the DGCL for the Company to take following the transactions contemplated by this Agreement.

      5.2 Public Announcements. During the Pre-Closing Period, neither party shall issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that this restriction shall be subject to Parent's obligation to comply with applicable securities laws.

      5.3 Access to Information. The Company shall afford to Parent and its respective accountants, counsel and other representatives, reasonable access during the Pre-Closing Period to (i) all of its properties, books, contracts, commitments and records and (ii) all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable law) as the other may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

      5.4 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees, costs and expenses of third parties by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

      5.5 Reasonable Efforts. Subject to the other terms and conditions provided in this Agreement, each of the parties hereto shall use reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

      5.6 Notification of Certain Matters. Each of the Company and the Select Stockholders shall give prompt notice to Parent of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty made by it in this Agreement to be materially untrue or inaccurate at or prior to the Effective Time, and (ii) any failure by it to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or
(b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by either party pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Schedules attached hereto or prevent or cure any misrepresentations, breach of warranty or breach of covenant or otherwise modify the Company's or Shareholder's conditions to Closing.

      5.7 Additional Documents and Further Assurances. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

      5.8 Assignments of Intellectual Property. During the Pre-Closing Period, the Company shall cause Ajay Malpani, Malpani Soft Pvt. Ltd., Quantum Softech Ltd. and Quantum Softech Inc. to each execute an assignment relating to the Company intellectual property (each an "IP ASSIGNMENT") in forms acceptable to Parent.

      5.9 Consent of the Select Stockholders. By execution of this Agreement, Zuckerman and Kaliber as stockholders of the Company, representing a majority of the Company capital stock issued and outstanding as of the date hereof, hereby consent to and approve the Merger, this Agreement, the Related Agreements and any transactions contemplated hereby and thereby.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

      6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent, Sub and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

            (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

      6.2 Conditions to the Obligations of Parent, Sub and Merger Sub. The obligation of Parent, Sub and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent, Sub and Merger Sub:

            (a) Representations and Warranties. Each representation and warranty of the Company and Select Stockholders contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date except for those representations and warranties which address matters only as of the date of this Agreement or any other particular date (which shall have been true and correct in all material respects as of such particular date). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an appropriate officer of the Company.

            (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Parent shall have received a certificate to such effect signed on behalf of the Company by an appropriate officer of the Company.

            (c) Litigation. There shall be no action, suit, claim or proceeding of any nature pending or threatened, brought by or on behalf of a governmental entity, against Parent or the Company, their respective properties or any of their respective officers or directors, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

            (d) Assignment of Intellectual Property. The Company shall have caused Ajay Malpani, Malpani Soft Pvt. Ltd., Quantum Softech Ltd. and Quantum Softech Inc. to each execute the IP Assignments and shall have delivered the properly executed IP Assignments to Parent pursuant to Section 5.8 hereof.

      6.3 Conditions to Obligations of the Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

            (a) Agreements and Covenants. Parent, Sub and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

                                   ARTICLE VII

                           SURVIVAL OF REPRESENTATIONS
                             AND WARRANTIES; ESCROW

      7.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement and the indemnification obligations related thereto, shall survive the Merger until six
(6) months from the Effective Time. Any representations and warranties of Parent, Sub and Merger Sub contained in this Agreement and any indemnification obligations related thereto, or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing.

      7.2 Stockholders Indemnification Obligations.

            (a) The stockholders, jointly and severally, agree to indemnify and hold Parent, Sub and their officers, directors and affiliates (including the Company after the Closing but excluding the stockholders) (the "INDEMNIFIED PARTIES"), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense relating to such claim, loss, liability, damage, deficiency, cost or expense (hereinafter individually a "LOSS" and collectively "LOSSES") incurred or suffered by the Indemnified Parties, or any of them (including the Company after the Closing), directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Company or Select Stockholders contained in this Agreement (or any certificate or instrument delivered pursuant to this Agreement), and (ii) any failure by the Company prior to the Closing to perform or comply with any covenant or agreement contained in this Agreement. The stockholders shall not have any right of contribution from the Company with respect to any Loss claimed by an Indemnified Party after the Effective Time.

            (b) Nature of Remedies. Except in the case of fraud or willful misconduct, the indemnification rights of the Indemnified Parties, shall be the sole and exclusive remedy of Parent, Sub and the Surviving Corporation after the Closing with respect to any representation, warranty, covenant or agreement made by the Company under this Agreement provided that the stockholders, jointly and severally, shall have no liability for Losses in excess of the aggregate total of the Merger Consideration paid pursuant to this Agreement; and provided further that the

Select Stockholders, jointly and severally, shall have no liability for Losses in excess of the total of the Merger Consideration paid to the Select Stockholders pursuant to this Agreement.

            (c) Holdback Provision. On or before 60 days of the Closing Date, the Surviving Corporation shall distribute to the parties entitled to payment under Section 1.6, on a pro rata basis, the difference between (i) the Holdback Amount and (ii) the reasonable value of any Losses as determined by Parent in its sole discretion acting in good faith, after consultation with the Select Stockholers.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

      8.1 Termination. Except as provided in Section 8.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

            (a) by mutual agreement of the Company and Parent;

            (b) by Parent if the Effective Time shall not have occurred by December 31, 2001.

            (c) by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;

            (d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Sub's ownership or operation of any portion of the business of the Company or (ii) compel Parent, Sub or the Company to dispose of or hold separate all or any portion of the business or assets of the Company, Sub or Parent as a result of the Merger; or

            (e) by Parent if there has been a Company Material Adverse Effect.

      8.2 Effect of Termination. In the event of termination of this Agreement as provided in Sections 8.1(a) through (e) hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub, Merger Sub or the Company, or their respective officers, directors or shareholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Section 5.2,
Section 5.4 hereof, Article IX hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

      8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by the Select Stockholders, Parent, Sub, Merger Sub and the Company.

      8.4 Extension; Waiver. At any time prior to the Closing, Parent, Sub and Merger Sub, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

      9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) or email (with actual receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

            (a)   if to Parent, Sub or Merger Sub, to:

                  WorldQuest Networks Inc.
                  16990 Dallas Parkway
                  Suite 220
                  Dallas, Texas  75248
                  Attn:  Victor E. Grijalva
                  Facsimile No.:  (972) 818-0978
                  Email:  vgrijalva@wqn.com

                  with a copy to:

                  Baker Botts L.L.P.
                  2001 Ross Avenue
                  Suite 700
                  Dallas, Texas  75201
                  Attention:  Andrew M. Baker, Esq.
                  Facsimile No.:  (214) 661-4735
                  email:  Andrew.Baker@bakerbotts.com

            (b)   if to the Company or the stockholders, to:

                  BuyIndiaOnline.com Inc.
                  427-3 Amherst Street, #208
                  Nashua, New Hampshire  03063
                  Attention:  Mr. Iain Allison
                  Facsimile No.:  (603) 598-8848
                  email:  iallison@cliks2india.com

            (c)   if to Zuckerman & Associates LLC, to:

                  Zuckerman & Associates LLC
                  370 Altair Way #134
                  Sunnyvale, California  94086
                  Attention:  Mr. Iain Allison
                  Facsimile No.:  (408) 737-7485
                  email:  iallison@zuckermanassociates.com

            (d)   if to Kaliber Securities (BVI) Ltd., to:

                  Kaliber Securities (BVI) Ltd.
                  A-36 Vasant Marg,
                  Vasant Vihar
                  110057, New Delhi, India
                  Attention:  Mr. Jesper Lindorff
                  Facsimile No.:  (603) 386-6005
                  email:  jlindorff@hotmail.com

                  with a copy to:

                  Much Shelist
                  200 N. LaSalle Street
                  Suite 2100
                  Chicago, Illinois  60601
                  Attention:  T. Stephen Dyer, Esq.
                  Facsimile No.:  (312) 621-1750
                  email:  sdyer@muchlaw.com

      9.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      9.3 Counterparts. This Agreement may be executed, either originally or by facsimile, in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      9.4 Entire Agreement; Assignment. This Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent, Sub and Merger Sub may assign its rights and delegate its obligations hereunder to its affiliates.

      9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      9.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding any other provision of this Agreement which may be construed to the contrary, the liability of the Company or any Shareholder for common law fraud, intentional misrepresentation, or other claim involving intentional misconduct shall not be limited in amount, procedure for dispute resolution, or as to time during which such a claim may be made.

      9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                  [Remainder of Page Intentionally Left Blank.]

      IN WITNESS WHEREOF, Parent, Sub, Merger Sub, the Company and the Select Stockholders have caused this Agreement to be signed, all as of the date first written above.

BUYINDIAONLINE.COM INC.                       WORLDQUEST NETWORKS INC.

By:_________________________________          By:_______________________________

Name:_______________________________          Name:_____________________________

Title:______________________________          Title:____________________________


ZUCKERMAN & ASSOCIATES LLC                    WQN MERCURY INC.

Signature:__________________________          By:_______________________________

Name:_______________________________          Name:_____________________________

Title:______________________________          Title:____________________________


KALIBER SECURITIES (BVI) LTD.                 WQN MERCURY SUB INC.

Signature:__________________________          By:_______________________________

Name:_______________________________          Name:_____________________________

Title:______________________________          Title:____________________________

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]


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